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                                                                    EXHIBIT 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                            For the 3 Months Ended  For the 9 Months Ended
                               September 30,            September 30,
                            ----------------------  -----------------------
                                  1996        1995         1996       1995
                            ----------------------  -----------------------
Net income (loss)            $     286    $ (3,085)     $   865   $ (2,543)
                              ========    ========      =======   ========
Weighted average number
  of common shares
  outstanding ...........      428,362     427,421      428,411    425,184

Common stock equivalent
  shares applicable to
  stock options..........        1,743         376        1,301        429
                              --------    --------      -------   --------
Total number of shares
  for computing primary
  earnings (loss) per share    430,105     427,797      429,712    425,613

Incremental shares for
  computing fully diluted
  earnings (loss) per share          4         202          446        149
                              --------    --------      -------   --------
Total number of shares
  for computing fully
  diluted earnings
  (loss) per share.........    430,109     427,999      430,158    425,762
                              ========    ========     ========   ========
Earnings (loss) per common
  share (as reported)......   $   0.67     $ (7.22)    $   2.02   $  (5.98)
Primary earnings (loss)
  per share................   $   0.66     $ (7.21)    $   2.01   $  (5.97)
Fully diluted earnings
  (loss) per share.........   $   0.66     $ (7.21)    $   2.01   $  (5.97)

Earnings (loss) per share amounts for the three- and nine-month periods ended September 30, 1996 and 1995, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.